Exhibit 23.4

Consent of Third-Party Qualified Person

Sims Resources LLC and its President, John Sims, in connection with the Registration Statement on Form S-3 (and any amendments, supplements and/or exhibits thereto, the “Registration Statement”) of Contango ORE, Inc. (the “Company”), hereby consent to:

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The public filing and/or incorporation by reference by the Company and use of the technical report summary titled “Technical Report Summary on the Manh Choh Project, Alaska, USA” (the “Technical Report”), with an effective date of April 8, 2021 and that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, as an exhibit to and referenced in the Registration Statement;

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The use of and references to their name, including their status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission) on the Company’s website, or in connection with the Registration Statement; and

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Any extracts from or a summary of the Technical Report on the Company’s website and in the Registration Statement and the use of any information derived, summarized, quoted or referenced from the Technical Report, or portions thereof, that was prepared by them, that they supervised the preparation of and/or that was reviewed and approved by them, that is made available on the Company’s website or included in the Registration Statement.

Sims Resources LLC and John Sims are responsible for authoring, and this consent pertains to, the Technical Report.  Sims Resources LLC and John Sims certify that they have read the Registration Statement and that it fairly and accurately represents the information in the sections of the Technical Report for which Sims Resources LLC and John Sims are responsible.

Dated: October 26, 2021

Executed by John Sims both in his individual capacity, and in his capacity as President of Sims Resources LLC

By:	/s/ John Sims
Name:	John Sims, AIPG CPG
Title:	President